Exhibit 99(a)
                                                                   -------------



                                  PRESS RELEASE

55 Technology Way
West Greenwich, Rhode Island  02817 USA
Telephone: 401 392-1000
Fax: 401 392-1234
Website:  WWW.GTECH.COM



For Immediate Release                              Contact: Robert K. Vincent
April 10, 2003                                              Public Affairs
                                                            GTECH Corporation
                                                            401-392-7452

                 GTECH ANNOUNCES FISCAL YEAR 2003 FOURTH QUARTER
                 -----------------------------------------------
                              AND YEAR-END RESULTS
                              --------------------

  Company Achieves Record Earnings Per Share; Revises Earnings Guidance Upward
  ----------------------------------------------------------------------------


WEST GREENWICH, RI - (April 10, 2003) - GTECH Holdings Corporation (NYSE:GTK) today announced fourth quarter and year-end earnings for fiscal year 2003 ended February 22, 2003.

"Fiscal 2003 was a great year for GTECH financially, strategically, and operationally," said GTECH President and CEO W. Bruce Turner. "Our financial performance was outstanding, meeting or exceeding our expectations in every metric."

"We are very pleased with the continued improvement in the underlying performance of the business, particularly with the strength of same store sales in the U.S. and new international service contracts," said GTECH Senior Vice President and CFO Jaymin B. Patel. "We are encouraged by the positive trends we have seen in recent months and excited about the growth opportunities PolCard and Interlott offer. At this early stage of the new fiscal year, we are pleased that the outlook is shaping up well, giving us confidence that fiscal 2004 will be another strong year in terms of profitability and shareholder returns."

Operating Results
-----------------

Revenues for the fourth quarter of fiscal 2003 totaled $270.0 million, down 1.7% from the $274.6 million of revenues in the fourth quarter of fiscal 2002 due to lower product sales, which were partially offset by higher service revenues. Net income was $41.9 million, or $0.72 per diluted share, up substantially over net income of $10.7 million, or $0.18 per diluted share, for the same period last year. On a pre-tax basis, prior year results included $14.6 million of asset write-offs and reserves associated with the economic instability in Argentina, goodwill amortization of $1.5 million, net charges of $7.1 million related to the early retirement of $165 million of Private Placement Notes, and charges of $5.4 million associated with the refinancing of our World Headquarters facility.

Revenues for fiscal 2003 were $978.8 million, down 3.1% from revenues of $1.0 billion in fiscal 2002 due to lower product sales, which were partially offset by higher service revenues. Net income was $142.0 million, or $2.43 per diluted share, up substantially over net income of $68.0 million, or $1.13 per diluted share, for the same period last year. On a pre-tax basis, prior year results included $14.6 million of asset write-offs and reserves associated with the economic instability in Argentina, goodwill amortization of $6.0 million, net charges of $7.1 million related to the early retirement of $165 million of Private Placement Notes, and charges of $5.4 million associated with the refinancing of our World Headquarters facility.

Earnings per share in the prior year have been adjusted to reflect the 2-for-1 common stock split effected in the form of a stock dividend, which was distributed on May 23, 2002, to shareholders of record as of May 16, 2002.

Fourth Quarter
--------------

Service revenues were $225.8 million in the fourth quarter, up 4.9% over the $215.2 million of service revenues in the same quarter last year. Stronger same store sales, combined with several new international contracts drove this increase, which was partially offset by lower service revenues from the weakening of the Brazilian real against the U.S. dollar and contractual rate changes.

Had last year's average exchange rates prevailed throughout the most recent quarter, we estimate that service revenues would have increased by approximately 8.8% compared to the fourth quarter of last year.

Product sales in the fourth quarter of fiscal 2003 were $44.2 million, down $15.2 million from the $59.4 million recorded in the fourth quarter of fiscal 2002. Prior year product sales included sales of terminals and software to our customer in the United Kingdom and a turnkey system to our customer in China. The absence of these sales in the fourth quarter of fiscal 2003 was partially offset by the sale of a turnkey system to our customer in Portugal in the fourth quarter of the current fiscal year.

Service margins improved to 41.5% in the fourth quarter of fiscal 2003 from 25.7% in the prior year quarter. Prior year service margins were negatively impacted by the write-off of assets and reserves associated with the economic instability in Argentina and impairment charges relating to an under-performing international contract. Fiscal 2003 fourth quarter service margins benefited from same store sales growth, new contracts, lower depreciation associated with existing contracts, and improved operating efficiencies.

Product margins improved to 33.2% in the fourth quarter of fiscal 2003, versus 29.8% in the fourth quarter of last year, primarily due to lower warranty costs.

Operating expenses increased by $2.4 million, or 5.8% in the fourth quarter of fiscal 2003, compared to the fourth quarter of fiscal 2002. Research and development expenses increased by $8.4 million, primarily due to our efforts to accelerate the deployment of Enterprise Series in the marketplace. Offsetting this increase was the absence of goodwill amortization of $1.5 million and a reduction in selling, general, and administrative expenses of $3.5 million, primarily due to our continued focus on managing our support structure. In addition, we recorded a credit against the special charge taken in fiscal 2001 of $1.1 million reflecting lower than anticipated severance costs associated with the value assessment initiatives.

Equity income was $4.0 million in the fourth quarter of fiscal 2003, compared to $0.1 million in the fourth quarter of the prior year, reflecting equity income from the first full year of operations of our joint venture in Taiwan.

Other expense of $11.9 million in the fourth quarter of the prior fiscal year includes net charges of $7.1 million related to the early retirement of $165 million of Private Placement Notes and charges of $5.4 million associated with the refinancing of our World Headquarters facility. These charges, previously classified as an extraordinary charge in fiscal 2002, were reclassified to other expense in compliance with Financial Accounting Standard No. 145, which we adopted in the third quarter of fiscal 2003, ahead of the compliance deadline.

Full Year
---------

Service revenues were $868.9 million, up $37.1 million, or 4.5%, over the $831.8 million of service revenues in the same period last year. Stronger same store sales, combined with several new contracts and higher service revenues from Colombia drove this increase, which was partially offset by lower service revenues from the weakening of the Brazilian real against the U.S. dollar and contractual rate changes.

Had last year's average  exchange  rates  prevailed  throughout  fiscal 2003, we estimate that service revenues would have increased by approximately 7.1% compared to last year.

Product sales in fiscal 2003 were $109.9 million, down $68.0 million, or 38.2%, from the $177.9 million in fiscal 2002. Product sales in the prior year included significant sales of terminals and software to our customer in the United Kingdom. The absence of these sales in fiscal 2003 was partially offset by the sale of a turnkey system to our customer in Portugal in the current fiscal year.

Service margins improved from 29.5% in fiscal 2002, to 38.4% in fiscal 2003. Prior year service margins were negatively impacted by the write-off of assets and reserves associated with the economic instability in Argentina and impairment charges relating to an under-performing international contract. Fiscal 2003 service margins benefited from same store sales growth, new contracts, lower depreciation, and improved operational and service delivery efficiencies.

Product margins improved to 28.2% this year versus 23.3% last year, primarily due to the absence of prior year inventory reserves recorded in connection with a product sale contract with a customer in Italy.

Operating expenses in fiscal 2003 were $137.9 million, down $14.7 million, or 9.7%, compared to the $152.6 million of operating expenses incurred in the prior year. This decrease was primarily driven by the continued execution of cost savings initiatives and emphasis on improving operating efficiencies, along with the benefit of the adoption of the new rules on goodwill accounting, which eliminated the amortization of goodwill. These declines were partially offset by increased spending on research and development in an effort to accelerate deployment of Enterprise Series in the marketplace.

Equity income was $7.4 million in fiscal 2003, compared to $4.0 million in fiscal 2002, up $3.4 million, or 86.3%, primarily due to equity income from the first full year of operations of our joint venture in Taiwan.

Other expense of $11.2 million in the prior fiscal year includes net charges of $7.1 million related to the early retirement of $165 million of Private Placement Notes and charges of $5.4 million associated with the refinancing of our World Headquarters facility. These charges, previously classified as an extraordinary charge in fiscal 2002, were reclassified to other expense in compliance with Financial Accounting Standard No. 145, which we adopted in the third quarter of fiscal 2003, ahead of the compliance deadline.

Interest expense declined $11.6 million, or 50.7%, from $22.9 million in fiscal 2002, to $11.3 million in fiscal 2003, primarily due to lower debt balances resulting from the retirement of $165 million of Private Placement Notes in the fourth quarter of fiscal 2002 and $40 million of Private Placement Notes in the third quarter of fiscal 2003.

Cash Flow and Investments
-------------------------

During fiscal 2003, we generated $332.3 million of cash from operations, which was used to fund investing activities totaling $158.6 million, resulting in free cash flows of $173.7 million. These free cash flows were used to retire $40 million of Private Placement Notes and to repurchase $64 million, or 2.4 million shares, of our common stock. At the end of fiscal 2003, we had no borrowings under our $300 million credit facility.

Financial Outlook
-----------------

The Company provided guidance for its full year and first quarter of its fiscal 2004. The Company expects the core business to grow 1% to 2%. It also believes that its acquisition of PolCard will contribute revenues in the range of $40 million to $50 million, and its acquisition of Interlott to enhance revenues by $33 million to $35 million. The Company said that both acquisitions are proceeding on schedule and are expected to be completed in the second quarter of this fiscal year. Including these acquisitions, it expects service revenues to increase 7% to 8% over the previous year and product sales in the range of $90 million to $100 million.

Service profit margins are expected to be in the range of 40% to 42%, with product sale margins between 24% and 26%.

Based on anticipated operating performance for its current book of business, the Company now expects its earnings to be in the range of $2.56 to $2.66 for the fiscal year, based on diluted share estimates of 58 million shares. PolCard will be earnings neutral in this fiscal year, with Interlott adding 3 cents to 4 cents per diluted share. Assuming these acquisitions close in the second quarter, the Company expects earnings per share in the range of $2.60 to $2.70 per diluted share on 58.7 million shares.

As previously announced, the Company has $175 million in convertible debt. The conversion price is $27.50 per share when the stock price closes at or above $33 for 20 out of 30 consecutive trading days. In accordance with Generally Accepted Accounting Principles, the Company is assuming that all bonds are converted into common stock once that condition is met. While the Company expects that the impact will not be material in the first quarter, the quarterly impact could be approximately 6 cents per share, beginning in the second quarter.

The Company notes that fiscal 2004 will be a 53-week year, with the 53rd week occurring in the fourth quarter.

For the first quarter of fiscal 2004, ending May 24, 2003, the Company expects service revenues to be slightly lower than the first quarter of last year, due to anticipated lower jackpot activity and product sales in the range of $18 million to $20 million. The Company expects service margins to be comparable to the full year outlook and product margins in the range of 40% to 42%. Accordingly, the Company expects earnings per share to be in the range of $0.60 to $0.65 per share, compared with $0.49 reported in the same period last year.

Fourth Quarter Highlights
-------------------------

In the fourth quarter, GTECH continued to execute against its growth strategy. GTECH strengthened its market leadership in the core lottery business by signing a new contract with British Columbia Lottery Corporation (BCLC) to upgrade the Lottery's online central system. In addition, the Company was selected following a competitive procurement to supply BCLC with new online lottery terminals.

Additionally, GTECH entered into extension agreements with customers in Arizona and Idaho. Caixa Economica Federal, the administrator of the National Lottery in Brazil, awarded GTECH a three-month extension in January of this year to allow Caixa's new administration the opportunity to familiarize themselves with the scope of GTECH's products and services. After the close of the quarter, Caixa extended GTECH's contract for an additional 25 months commencing April 15, 2003.

The Company expanded its presence internationally signing a contract with a new customer in Spain, Organizacion Nacional de Ciegos Espanoles (ONCE). Under the contract, GTECH will provide ONCE with a new turnkey online lottery system and handheld lottery terminals.

GTECH also signed a multi-year subcontract with Verizon Select Services to provide equipment and services for a fully integrated communications network for the New York Lottery.

"All told, GTECH won eight new lottery contracts in fiscal 2003, including new contracts with existing customers in Belgium, Ireland, British Columbia, California, and Georgia, and contracts with new customers in Minnesota, WestLotto in Germany, and ONCE in Spain. These wins offered a strong validation of our new Enterprise Series platform," said Mr. Turner.

After the close of the quarter, GTECH advanced its commercial services strategy by announcing its intent to acquire a controlling interest in PolCard S.A., the leading debit and credit card merchant transaction acquirer and processor company in Poland. With Poland's entry into the European Union, GTECH believes there is significant potential to grow this business, as well as offer new non-lottery services.

The Company also announced its intent to acquire Interlott Technologies, Inc., the world's leading provider of instant ticket vending machines (ITVMs). The Interlott acquisition will give GTECH a major presence in the instant tickets segment of the lottery industry and will enable the Company to deliver new products and services to customers, retailers, and players by bringing ITVMs online.

"All of these developments position GTECH well for future growth, as does our ongoing focus on operational efficiencies and the continuing commitment of our senior management to improving our competitive position," continued Mr. Turner. "Above all, GTECH is strongly committed to re-energizing top-line growth and accelerating bottom line growth in fiscal 2004."

Other Business Developments
---------------------------

After the close of the quarter, it was announced at a news conference at the Rhode Island State House that GTECH intends to enter into a purchase and sale agreement with a subsidiary of Amgen Inc., a global biotechnology company, for the sale of GTECH's World Headquarters building and its surrounding property in West Greenwich, Rhode Island.

GTECH participated in a joint news conference last evening which was held with Rhode Island Governor Donald Carcieri; Providence, Rhode Island Mayor David Cicilline; and the leaders of the Rhode Island legislature. The Governor signed a Memorandum of Understanding on behalf of the State of Rhode Island in which the State committed to passing legislation authorizing the Rhode Island Lottery Commission to enter into a 20-year contract with GTECH.

At the news conference, it was also announced that GTECH plans to relocate the Company's World Headquarters to the Capital Center District of Downtown
Providence, Rhode Island, where it will construct a 265,000 square foot headquarters building at Nine Waterplace Park. The Company expects to invest approximately $90 million for the construction of this new headquarters building and a new manufacturing facility in West Warwick, Rhode Island.

In addition, as part of a relocation package, GTECH will purchase the right to become the exclusive provider of online, instant-ticket, and video lottery central systems and services for the Rhode Island Lottery under the 20-year contract, for $12.5 million, payable up front.

As part of the agreement, the Company will provide an additional 1,000 video lottery terminals (VLTs) and plans to invest approximately $140 million in new systems, software, and services over the next 20 years.

As is our normal practice, the Company will provide further details of these matters when the legislature approves the deal and contracts are signed with the State of Rhode Island and Amgen.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, including the non-lottery commercial services business, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), (iii) the completion of the PolCard and Interlott acquisitions and the future operating and financial performance of these companies, and (iv) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the
Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers; (vii) the possibility of significant fluctuation of quarterly operating results; (viii) the intensity of competition in the lottery and non-lottery commercial services industries; (ix) the possibility of substantial penalties under and/or termination of the Company's contracts; (x) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xi) opposition to expansion of lottery and gaming; (xii) the Company's ability to attract and retain key employees; and (xiii) the possibility of adverse determinations in pending legal proceedings.
                                                        ooo
GTECH, a leading global information technology company with $1 billion in revenues and 4,200 people in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

                                      -000-



Consolidated statement of operations to follow:

                 GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED INCOME STATEMENTS

                                                    Fourth Quarter
                                                   Fiscal Year Ended
                                                   -----------------
                                                February 22,   February 23,
                                                    2003         2002
                                                    -----        ----
                                                 (Dollars in thousands,
                                                except per share amounts)
Revenues:

   Services                                     $ 225,777    $ 215,190
   Sales of products                               44,177       59,383
                                                ---------    ---------
                                                  269,954      274,573
Costs and expenses:
   Costs of services                              132,042      159,878
   Costs of sales                                  29,517       41,705
                                                ---------    ---------
                                                  161,559      201,583
                                                ---------    ---------

Gross profit                                      108,395       72,990

Selling, general and administrative                25,962       29,420

Research and development                           18,277        9,830

Goodwill amortization                                --          1,493

Special credit                                     (1,121)        --
                                                ---------    ---------
    Operating expenses                             43,118       40,743
                                                ---------    ---------

Operating income                                   65,277       32,247

Other income (expense):
   Interest income                                    990        1,126
   Equity in earnings of unconsolidated
     affiliates                                     4,013          129
   Other income (expense)                             263      (11,906)
   Interest expense                                (2,896)      (4,401)
                                                ---------    ---------
                                                    2,370      (15,052)
                                                ---------    ---------

Income before income taxes                         67,647       17,195

Income taxes                                       25,705        6,535

Net income                                      $  41,942    $  10,660
                                                =========    =========

Basic earnings per share                        $    0.74    $    0.19
                                                =========    =========

Diluted earnings per share                      $    0.72    $    0.18
                                                =========    =========

Weighted average shares outstanding - basic .      56,571       57,604
                                                =========    =========

Weighted average shares outstanding - diluted      57,980       59,086
                                                =========    =========

                              GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                    CONSOLIDATED INCOME STATEMENTS


                                                               Fiscal Year Ended
                                                    February 22,    February 23,    February 24,
                                                        2003            2002            2001
                                                        -----           -----           ----
                                                  (Dollars in thousands, except per share amounts)
Revenues:

   Services                                          $   868,896    $   831,787    $   856,475
   Sales of products                                     109,894        177,914         80,068
                                                     -----------    -----------    -----------
                                                         978,790      1,009,701        936,543

Costs and expenses:
   Costs of services                                     535,041        586,308        564,095
   Costs of sales                                         78,943        136,452         74,844
                                                     -----------    -----------    -----------
                                                         613,984        722,760        638,939
                                                     -----------    -----------    -----------

Gross profit                                             364,806        286,941        297,604

Selling, general and administrative                       96,130        112,763        117,997
Research and development                                  42,852         33,779         49,267
Goodwill amortization                                       --            6,049          6,165
Special charges (credit)                                  (1,121)          --           42,270
                                                     -----------    -----------    -----------
   Operating expenses                                    137,861        152,591        215,699
                                                     -----------    -----------    -----------

Operating income                                         226,945        134,350         81,905

Other income (expense):
   Interest income                                         3,837          5,450          5,596
   Equity in earnings of unconsolidated affiliates         7,376          3,959          3,167
   Other income (expense)                                  2,175        (11,163)         7,232
   Interest expense                                      (11,267)       (22,876)       (27,165)
                                                     -----------    -----------    -----------
                                                           2,121        (24,630)       (11,170)
                                                     -----------    -----------    -----------

Income before income taxes                               229,066        109,720         70,735

Income taxes                                              87,045         41,694         27,587
                                                     -----------    -----------    -----------

Net income                                           $   142,021    $    68,026    $    43,148
                                                     ===========    ===========    ===========

Basic earnings per share                             $      2.49    $      1.15    $      0.62
                                                     ===========    ===========    ===========

Diluted earnings per share                           $      2.43    $      1.13    $      0.62
                                                     ===========    ===========    ===========

Weighted average shares outstanding - basic               57,081         58,998         69,128
                                                     ===========    ===========    ===========

Weighted average shares outstanding - diluted             58,391         60,318         69,310
                                                     ===========    ===========    ===========

                              GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                      CONSOLIDATED BALANCE SHEETS

                                                                                            February 22,  February 23,


                                                                                               2003          2002
                                                                                               -----         ----
ASSETS                                                                                         (Dollars in thousands)

CURRENT ASSETS:

   Cash and cash equivalents                                                               $ 116,174    $  35,095

   Trade accounts receivable, net                                                            107,666      100,361

   Sales-type lease receivables                                                                4,400        4,894

   Inventories                                                                                72,287       86,629

   Deferred income taxes                                                                      29,410       28,321

   Other current assets                                                                       18,660       22,730
                                                                                           ---------    ---------

                  TOTAL CURRENT ASSETS                                                       348,597      278,030


SYSTEMS, EQUIPMENT AND OTHER ASSETS RELATING TO CONTRACTS                                    410,911      369,595


GOODWILL, net                                                                                115,498      116,828


OTHER ASSETS                                                                                  74,923       89,376
                                                                                           ---------    ---------
                  TOTAL ASSETS                                                             $ 949,929    $ 853,829


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                                        $  74,042    $  43,430

   Accrued expenses                                                                           67,220       75,666

   Employee compensation                                                                      37,494       37,941

   Advance payments from customers                                                            69,706       72,645

   Income taxes payable                                                                       46,560       53,928

   Short term borrowings                                                                       2,616        2,358

   Current portion of long-term debt                                                           6,992        3,510
                                                                                           ---------    ---------

                  TOTAL CURRENT LIABILITIES                                                  304,630      289,478


LONG-TERM DEBT, less current portion                                                         287,088      329,715

OTHER LIABILITIES                                                                             39,428       27,986

DEFERRED INCOME TAXES                                                                          3,217        3,695

COMMITMENTS AND CONTINGENCIES                                                                   --           --

SHAREHOLDERS' EQUITY:

   Preferred Stock, par value $.01 per share - 20,000,000 shares authorized, none issued        --           --
   Common Stock, par value $.01 per share - 150,000,000 shares authorized,
     92,296,404 and 92,297,404  shares issued;  56,638,331 and 57,491,256 shares outstanding  at  February 22, 2003 and  February 23,  2002,  respectively
     (shares adjusted to reflect May 2002 two-for-one stock split)                               923          461

   Additional paid-in capital                                                                242,274      234,247

   Equity carryover basis adjustment                                                          (7,008)      (7,008)

   Accumulated other comprehensive loss                                                      (95,488)    (100,815)

   Retained earnings                                                                         684,653      542,878
                                                                                           ---------    ---------
                                                                                             825,354      669,763
   Less cost of 35,658,073 and 34,806,148 shares in treasury at
     February 22, 2003 and February 23, 2002, respectively (shares adjusted to reflect
      May 2002 two-for-one stock split)                                                     (509,788)    (466,808)
                                                                                           ---------    ---------
                                                                                           $ 315,566    $ 202,955
                                                                                           =========    =========
                   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                949,929      853,829


                                GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          Fiscal Year Ended
                                                                                          -----------------
                                                                                   February 22,  February 23,   February 24,
                                                                                     2003          2002           2001
                                                                                    -----          -----         ----
                                                                                       (Dollars in thousands)
OPERATING ACTIVITIES

Net income                                                                        $ 142,021    $  68,026    $  43,148

Adjustments  to  reconcile net  income  to  net  cash  provided  by  operating activities:
     Depreciation                                                                   133,452      154,071      156,262
     Intangibles amortization                                                         4,733        8,423       11,968
     Goodwill amortization                                                             --          6,049        6,165
     Termination of interest rate swaps                                              11,357        2,364       12,970
     Tax benefit related to stock award plans                                         8,037        4,879         --
     Deferred income taxes provision                                                 (1,567)      (2,175)     (13,335)
     Asset impairment charges                                                          --         27,183        4,176
     Equity in earnings of unconsolidated affiliates, net of dividends received         316         (815)         343
     Special charges (credit)                                                        (1,121)        --         42,270
     Other                                                                            4,136       12,434        2,874
     Changes in operating assets and liabilities:
        Trade accounts receivable                                                   (12,007)      19,234       (3,230)
        Inventories                                                                  14,387       31,381      (50,369)
        Special charge                                                                 (573)      (7,995)     (24,852)
        Other assets and liabilities                                                 29,085       22,171       63,580
                                                                                  ----------   ---------    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                           332,256      345,230      251,970

INVESTING ACTIVITIES

Purchases of systems, equipment and other assets relating to contracts             (155,556)    (176,511)    (136,891)
Investments in and advances to unconsolidated subsidiaries                             --           --        (16,601)
Proceeds from the sale of majority interest in a subsidiary                            --         10,000         --
Proceeds from sale of investments                                                     2,560        2,098        1,050
Cash received from affiliates                                                          --          3,786        2,075
Other                                                                                (5,612)      (4,099)     (12,199)
                                                                                  ---------    ---------    ---------
NET CASH USED FOR INVESTING ACTIVITIES                                             (158,608)    (164,726)    (162,566)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt                                           --        359,810       95,908
Principal payments on long-term debt                                                (47,416)    (349,130)    (138,737)
Purchases of treasury stock                                                         (64,032)    (219,322)     (19,587)
Proceeds from stock options                                                          16,867       44,814        6,455
Tender premiums and fees                                                             (3,434)     (17,930)        --
Debt issuance costs                                                                    (120)      (6,539)        --
Other                                                                                 1,942          (44)       5,236
                                                                                  ---------    ---------    ---------
NET CASH USED FOR FINANCING ACTIVITIES                                              (96,193)    (188,341)     (50,725)

Effect of exchange rate changes on cash                                               3,624       (4,016)      (2,846)
                                                                                  ---------    ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                                    81,079      (11,853)      35,833

Cash and cash equivalents at beginning of year                                       35,095       46,948       11,115
                                                                                  ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $ 116,174    $  35,095    $  46,948
                                                                                  =========    =========    =========